DEBT ASSUMPTION AND CONVERSION AGREEMENT

This Cancelation of Debt Agreement is entered into this 31st day of January, 2018 and is between Magellan Capital Partners, Inc. and parties related to it ("Magellan") and Western Lucrative Enterprises, Inc., an Iowa corporation ("Debtor").

As of January 31, 2018, the Debtor has outstanding $30,814.82 in accounts payable and accrued expenses (collectively, the "Payables"), owed to Magellan. Magellan agrees to pay for and assume all of the obligation to pay the Payables, together with the cancellation of a note of $6,000 and accrued interest of $1,526.03, exchange for the issuance of 10,230,000 shares of common stock of Debtor, to be issued in the name of Tonbridge, LLC, a company under common control with Magellan.

Dempsey Mork, the control person of Magellan, is also an officer and director of Debtor. By signing below, Mr. Mork agrees that he is owed no compensation by Debtor for acting as officer and director. To the extent listed in the above accounts payable list, Mork agrees to look only to Magellan for payment.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first written above.

WESTERN LUCRATIVE ENTERPRISES, INC.

Dempsey Mork, President

Dempsey Mork, individually

MAGELLAN CAPITAL PARTNERS, INC.

Dempsey Mork, President